Exhibit 5.1

December 14, 2017

Viveve Medical, Inc.

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

Re:     Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 (File No. 333-204981) (such Registration Statement, as amended or supplemented, the “Registration Statement”) filed on December 14, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Viveve Medical, Inc., a Delaware corporation (the “Company”) of up to 3,875,750 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), all of which are to be sold by the selling stockholders listed in the Registration Statement under "Selling Security Holders" (the “Selling Stockholders”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP